Exhibit 1.1
Estatutos de Banco Santander, S.A.
Título I
DENOMINACIÓN, DOMICILIO Y DURACIÓN DE LA SOCIEDAD
Artículo 1.- La Sociedad se denomina “BANCO SANTANDER, S.A.”.
Esta Sociedad Anónima fue fundada en la ciudad de su nombre mediante escritura pública otorgada el tres de marzo de 1856 ante el Escribano don José Dou Martínez, ratificada y parcialmente modificada por otra de fecha veintiuno de marzo del siguiente año 1857 ante el Escribano de la misma capital don José María Olarán, habiendo iniciado sus operaciones el día veinte de agosto de 1857.
Al promulgarse en fecha diecinueve de marzo de 1.874 el Decreto-Ley en cuya virtud se estableció en España la circulación fiduciaria única, caducando entonces en su consecuencia el privilegio de emitir papel moneda que tuvo y que ejercitó desde la fecha en que había iniciado sus operaciones, el Banco se transformó en Sociedad Anónima de Crédito con arreglo a lo dispuesto en la Ley de 19 de octubre de 1869, la cual se hizo cargo del Activo y Pasivo del que hasta entonces había sido Banco de emisión, todo lo cual quedó solemnizado mediante escritura pública otorgada el 14 de enero de 1875 ante el Notario de Santander don Ignacio Pérez, la cual quedó inscrita en el Libro de Registro de Comercio de la Sección de Fomento del Gobierno de la Provincia de Santander.
Desde la última mencionada fecha el Banco ha continuado sus actividades sin interrupción a través de diferentes modificaciones estatutarias, inscritas todas ellas en el Registro Mercantil de Santander, siendo de resaltar como acontecimiento especialmente relevante su fusión con Banco Central Hispanoamericano, S.A., acordada por las Juntas Generales de ambas entidades el día seis de marzo de 1999, rigiéndose en lo sucesivo por los presentes Estatutos, por la Ley de Sociedades Anónimas y demás disposiciones legales concordantes o complementarias que en cada momento le fueran aplicables.
Artículo 2.- El Banco tiene su domicilio social en la ciudad de Santander, Paseo de Pereda, números 9 al 12, el cual podrá ser cambiado dentro de la misma población por simple acuerdo del Consejo de Administración.
Artículo 3.- La duración de la Sociedad será por tiempo indefinido.
Título II
CAPITAL SOCIAL
Artículo 4.- El capital social es de 3.127.148.289,5 euros, representado por 6.254.296.579 acciones, de cincuenta céntimos de euro de valor nominal cada una, todas las cuales son de la misma clase y serie y están emitidas y totalmente desembolsadas.
En los términos establecidos en la Ley de Sociedades Anónimas, y salvo en los casos en ella previstos, el accionista tendrá, como mínimo, los siguientes derechos:
a) El de participar en el reparto de las ganancias sociales y en el patrimonio resultante de la liquidación.
b) El de suscripción preferente en la emisión de nuevas acciones o de obligaciones convertibles en acciones.
c) El de asistir y votar en las Juntas generales y el de impugnar los acuerdos sociales.
d) El de información.

La Sociedad, en la forma que regulen las disposiciones legales y administrativas, no reconocerá el ejercicio de los derechos políticos derivados de su participación a aquéllos que, infringiendo normas jurídicas imperativas, del tipo y grado que sean, adquieran acciones de ella. De igual modo, la Sociedad hará publica, en la forma que se determine por normas de tal índole, la participación de los socios en su capital, cuando se den las circunstancias exigibles para ello.
En cuanto a las acciones sin voto que puedan llegar a emitirse, se regirán además y específicamente por lo dispuesto en los artículos 90 y siguientes de la Ley de Sociedades Anónimas.
En los casos de reducción del Capital se podrá utilizar el procedimiento previsto en el artículo 170.3 de la Ley de Sociedades Anónimas.
Artículo 5.- Los dividendos pasivos de las acciones parcialmente desembolsadas se harán efectivos en virtud de acuerdos del Consejo de Administración, que fijará a tales fines el importe de cada desembolso, el plazo para efectuarlo y demás pormenores, todo lo cual habrá de anunciarse en el Boletín Oficial del Registro Mercantil.
Artículo 6.- Sin perjuicio de los efectos de la mora legalmente previstos, todo retraso en el pago de los dividendos pasivos devengará a favor del Banco el interés legal de demora a contar desde el día del vencimiento y sin necesidad de interpelación judicial o extrajudicial, pudiendo aquél, además, ejercitar las acciones que las leyes autoricen para este supuesto.
Artículo 7.- Las acciones están representadas por medio de anotaciones en cuenta, que se rigen por la Ley 24/1988, de 28 de julio, del Mercado de Valores, el R.D. 116/1992, de 14 de febrero, y demás disposiciones que les sean aplicables.
Artículo 8.- Las acciones están inscritas en el registro central de anotaciones en cuenta a cargo de la Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (Iberclear).
Iberclear comunicará al Banco las operaciones relativas a las acciones y el Banco llevará su propio registro con la identidad de los accionistas.
Artículo 9.- La propiedad y posesión de las acciones se transmitirá por alguno de los modos que reconoce el Derecho.
La transmisión de las acciones tendrá lugar por transferencia contable.
La inscripción de la transmisión a favor del adquirente producirá los mismos efectos que la tradición de los títulos.
La constitución de derechos reales limitados u otra clase de gravámenes sobre las acciones deberá inscribirse en la cuenta correspondiente del registro contable.
La inscripción de la prenda equivale al desplazamiento posesorio del título.
Artículo 10.- La persona que aparezca legitimada en los asientos del registro contable se presumirá titular legítimo y, en consecuencia, podrá exigir del Banco que realice a su favor las prestaciones a que dé derecho la acción.
En los casos de copropiedad y en los demás supuestos de cotitularidad de derechos sobre las acciones, así como en los de usufructo, prenda y embargo de acciones, se estará a lo dispuesto en la Ley de Sociedades Anónimas.
El ejercicio del derecho de voto podrá ser cedido por el accionista a un tercero en los casos y en las condiciones que la Ley admita.

En el caso de comodato de acciones, los derechos inherentes a la condición de socio corresponderán al comodante, excepto los de asistencia a Junta general y voto que corresponderán al comodatario al que se hayan otorgado tales facultades, siendo de aplicación para el ejercicio de estos derechos por el comodatario lo previsto para la representación en el artículo 106 de la Ley de Sociedades Anónimas.
Las acciones en copropiedad se inscribirán en el correspondiente registro contable a nombre de todos los cotitulares.
Cuando se considere necesario, la legitimación para la transmisión y para el ejercicio de los derechos derivados de las acciones, o de los derechos reales limitados o gravámenes constituidos sobre las mismas, podrá acreditarse mediante certificado expedido a dicho fin.
Para el supuesto de que la condición formal de accionista corresponda a personas o Entidades que ejerzan dicha condición en concepto de fiducia, fideicomiso o cualquier otro título análogo, el Banco podrá requerir de las mismas que le faciliten los datos correspondientes de los titulares reales de las acciones, así como de los actos de transmisión y gravamen de éstas.
Artículo 11.- La propiedad de una o más acciones implica la sumisión a los Estatutos del Banco y a los acuerdos que la Junta general de accionistas y el Consejo de Administración adopten legalmente, pero quedando siempre a salvo las acciones de impugnación legalmente establecidas.
Título III
OBJETO SOCIAL
Artículo 12.- 1. Constituye el objeto social:
a) La realización de toda clase de actividades, operaciones y servicios propios del negocio de Banca en general y que le estén permitidas por la legislación vigente.
b) La adquisición, tenencia, disfrute y enajenación de toda clase de valores mobiliarios.
2. Las actividades que integran el objeto social podrán ser desarrolladas total o parcialmente de modo indirecto, en cualquiera de las formas admitidas en Derecho y, en particular, a través de la titularidad de acciones o de participación en Sociedades cuyo objeto sea idéntico o análogo, accesorio o complementario de tales actividades.
Título IV
ÓRGANOS DE LA SOCIEDAD
Artículo 13.- Son órganos sociales la Junta general de accionistas y el Consejo de Administración, que tienen las facultades que, respectivamente, se les asignan en los presentes Estatutos y que podrán ser objeto de delegación en la forma y con la amplitud que en los mismos se determinan.
CAPITULO 1º
JUNTA GENERAL DE ACCIONISTAS
Artículo 14.- Los accionistas, constituidos en Junta general debidamente convocada, decidirán por mayoría, salvo disposición legal o estatutaria contraria, en los asuntos propios de la competencia de la Junta, y los acuerdos de ésta obligarán a la totalidad de los accionistas, incluso a los ausentes y disidentes, sin perjuicio de los derechos y acciones de toda clase que la Ley les reconoce.
Artículo 15.- Tendrán derecho de asistencia a las Juntas generales los titulares de cualquier número de acciones inscritas a su nombre en el correspondiente registro contable con cinco días de antelación a aquel en que haya de celebrarse la Junta y que se hallen al corriente en el pago de los dividendos pasivos.
En el caso de desmembración del dominio de las acciones, corresponderá su representación al titular del dominio directo o nudopropietario.

Los miembros del Consejo de Administración deberán asistir a las Juntas generales.
El Presidente de la Junta general podrá autorizar la asistencia de cualquier persona que juzgue conveniente. La Junta, no obstante, podrá revocar dicha autorización.
Artículo 16.- El derecho de asistencia a las Juntas generales será delegable a favor de cualquier persona física o jurídica.
Las personas físicas accionistas que no se hallen en pleno goce de sus derechos civiles y las personas jurídicas accionistas podrán ser representadas por quienes ejerzan su representación legal, debidamente acreditada. Tanto en estos casos como en el supuesto de que el accionista delegue su derecho de asistencia, no se podrá tener en la Junta más que un representante.
No será válida ni eficaz la representación conferida a quien no pueda ostentarla con arreglo a la Ley.
La representación es siempre revocable. La asistencia a la Junta del representado, ya sea físicamente o por haber emitido el voto a distancia, supone la revocación de cualquier delegación, sea cual sea la fecha de aquélla. La representación quedará igualmente sin efecto por la enajenación de las acciones de que tenga conocimiento la Sociedad.
Sin perjuicio de lo previsto en el artículo 108 de la Ley de Sociedades Anónimas, la representación se conferirá de conformidad con lo dispuesto en el artículo 106.2 del mismo cuerpo legal.
Cuando la representación se confiera mediante medios de comunicación a distancia, sólo se reputará válida si se realiza:
a) mediante entrega o correspondencia postal, haciendo llegar a la Sociedad la tarjeta de asistencia y delegación debidamente firmada, u otro medio escrito que, a juicio del Consejo de Administración en acuerdo adoptado al efecto, permita verificar debidamente la identidad del accionista que confiere su representación y la del delegado que designa, o
b) mediante correspondencia o comunicación electrónica con la Sociedad, a la que se acompañará copia en formato electrónico de la tarjeta de asistencia y delegación, en la que se detalle la representación atribuida y la identidad del representado, y que incorpore la firma electrónica u otra clase de identificación del accionista representado, en los términos que fije el Consejo de Administración en acuerdo adoptado al efecto para dotar a este sistema de representación de las adecuadas garantías de autenticidad y de identificación del accionista representado.
Para su validez, la representación conferida por cualquiera de los citados medios de comunicación a distancia habrá de recibirse por la Sociedad antes de las veinticuatro horas del tercer día anterior al previsto para la celebración de la Junta en primera convocatoria. En el acuerdo de convocatoria de la Junta de que se trate, el Consejo de Administración podrá reducir esa antelación exigida, dándole la misma publicidad que se dé al anuncio de convocatoria. Asimismo, el Consejo podrá desarrollar las previsiones anteriores referidas a la representación otorgada a través de medios de comunicación a distancia, de conformidad con lo previsto en el artículo 24.4 siguiente.
La representación podrá incluir aquellos puntos que, aun no estando previstos en el orden del día de la convocatoria, puedan ser tratados en la Junta por permitirlo la Ley.
Artículo 17.- Los asistentes a la Junta general tendrán un voto por cada acción que posean o representen.
Las acciones sin voto tendrán este derecho en los supuestos específicos de la Ley de Sociedades Anónimas.
Artículo 18.- Para concurrir a la Junta general será indispensable obtener la correspondiente tarjeta nominativa de asistencia, que se expedirá por la Secretaría del Banco con referencia a la lista de accionistas que tengan aquel derecho. Esta lista se formará y cerrará definitivamente con una antelación de cinco días al señalado en la convocatoria para la celebración de la Junta general.

Artículo 19.- Las Juntas generales podrán ser ordinarias o extraordinarias y habrán de ser convocadas por el Consejo de Administración.
La Junta general ordinaria, previamente convocada al efecto, se reunirá necesariamente dentro de los seis primeros meses de cada ejercicio, para censurar la gestión social, aprobar, en su caso, las cuentas del ejercicio anterior y resolver sobre la aplicación del resultado, así como para aprobar, en su caso, las cuentas consolidadas, sin perjuicio de su competencia para tratar y acordar cualquier otro asunto que figure en el Orden del Día.
Toda Junta que no sea la prevista en el párrafo anterior tendrá la consideración de Junta general extraordinaria y será convocada por el Consejo de Administración, además de cuando lo estime conveniente para los intereses sociales, cuando lo soliciten accionistas que sean titulares de, al menos, un cinco por ciento del Capital social, expresando en la solicitud los asuntos a tratar en la Junta.
Si la Junta general ordinaria no fuere convocada dentro del plazo legal, podrá serlo, a petición de los socios y con la audiencia de los Administradores, por el Juez de 1a Instancia del domicilio social, quien además designará la persona que habrá de presidirla.
Esta misma convocatoria habrá de realizarse respecto de la Junta general extraordinaria, cuando lo hayan solicitado socios que sean titulares de, al menos, el cinco por ciento del Capital social.
Artículo 20.- La convocatoria de toda clase de Juntas se hará mediante anuncio publicado en el “Boletín Oficial del Registro Mercantil” y en uno de los periódicos locales de mayor circulación en la provincia del domicilio social, por lo menos un mes antes de la fecha fijada para su celebración.
Artículo 21.- Las Juntas generales, tanto ordinarias como extraordinarias, se celebrarán en la localidad donde la Sociedad tenga su domicilio, el día señalado en la convocatoria, y sus acuerdos tendrán plena validez a todos los efectos, cuando a ellas concurra, como mínimo, el número de acciones que para cada caso exija la Ley.
Artículo 22.- Las Juntas generales de accionistas serán presididas por el Presidente del Consejo de Administración o, en su defecto, por el Vicepresidente que lo sustituya según el artículo 33, y a falta de Presidente y Vicepresidente, por el Vocal que designe el Consejo de Administración, y actuará de Secretario el Secretario General de la Sociedad, siendo sustituido, en los casos de ausencia, imposibilidad o vacante, por el Vicesecretario, y a falta de éste, por el Vocal que designe asimismo el Consejo de Administración.
Corresponde a la presidencia declarar la Junta válidamente constituida, dirigir las deliberaciones, resolver las dudas que se susciten en el orden del día, poner término a los debates cuando estime suficientemente discutido el asunto, y en general, todas las facultades que sean necesarias para la mejor organización y funcionamiento de la Junta general.
Artículo 23.- Constituida la Mesa y antes de entrar en el Orden del Día, se formará la lista de asistentes, expresando el carácter o representación de cada uno y el número de acciones propias o ajenas con que concurra. A efectos de “quórum”, las acciones sin voto solo se computarán en los supuestos específicos establecidos en la Ley de Sociedades Anónimas. Al final de la lista se determinará el número de accionistas presentes, indicando separadamente los que hayan emitido su voto a distancia conforme a lo previsto en el artículo 24, y representados así como el importe del Capital del que sean titulares, especificando el que corresponde a los accionistas con derecho a voto, y posteriormente se someterán a deliberación los asuntos comprendidos en el Orden del Día, únicos que podrán ser objeto de examen y acuerdo, salvo las expresas excepciones legales.
La lista de asistentes podrá ser consultada en el acto de la Junta por cualquier accionista con derecho de asistencia, sin que su pretensión al respecto obligue a demorar o aplazar el normal desarrollo del acto, una vez que el Presidente haya declarado la Junta legalmente constituida, y sin que venga obligado a leer la referida lista o facilitar copia de la misma.

Artículo 24.- 1. Los accionistas con derecho de asistencia podrán emitir su voto sobre las propuestas relativas a puntos comprendidos en el Orden del Día de cualquier Junta general mediante:
a) entrega o correspondencia postal, haciendo llegar a la Sociedad la tarjeta de asistencia y voto debidamente firmada (en su caso junto con el formulario de voto que al efecto disponga la Sociedad), u otro medio escrito que, a juicio del Consejo de Administración en acuerdo adoptado al efecto, permita verificar debidamente la identidad del accionista que ejerce su derecho al voto, o
b) correspondencia o comunicación electrónica con la Sociedad, a la que se acompañará copia en formato electrónico de la tarjeta de asistencia y voto (en su caso junto con el formulario de voto que al efecto disponga la Sociedad) y en la que figurará la firma electrónica u otra clase de identificación del accionista, en los términos que fije el Consejo de Administración en acuerdo adoptado al efecto para dotar a este sistema de emisión del voto de las adecuadas garantías de autenticidad y de identificación del accionista que ejercita su voto.
Para su validez, el voto emitido por cualquiera de los citados medios habrá de recibirse por la Sociedad antes de las veinticuatro horas del tercer día anterior al previsto para la celebración de la Junta en primera convocatoria. En el acuerdo de convocatoria de la Junta de que se trate, el Consejo de Administración podrá reducir esa antelación exigida, dándole la misma publicidad que se dé al anuncio de convocatoria.
2. Los accionistas que emitan su voto a distancia en los términos indicados en este artículo serán considerados como presentes a los efectos de la constitución de la Junta de que se trate. En consecuencia, las delegaciones realizadas con anterioridad a la emisión de ese voto se entenderán revocadas y las conferidas con posterioridad se tendrán por no efectuadas.
3. El voto emitido a distancia a que se refiere este artículo quedará sin efecto por la asistencia física a la reunión del accionista que lo hubiera emitido o por la enajenación de las acciones de que tenga conocimiento la Sociedad.
4. El Consejo de Administración podrá desarrollar las previsiones anteriores estableciendo las instrucciones, reglas, medios y procedimientos para instrumentar la emisión del voto y el otorgamiento de la representación por medios de comunicación a distancia, con adecuación al estado de la técnica y ajustándose en su caso a las normas que se dicten al efecto y a lo previsto en estos Estatutos. Las reglas de desarrollo que adopte el Consejo al amparo de lo aquí previsto se publicarán en la página web de la Sociedad.
Asimismo, el Consejo de Administración, para evitar posibles duplicidades, podrá adoptar las medidas precisas para asegurar que quien ha emitido el voto a distancia o delegado la representación está debidamente legitimado para ello con arreglo a lo dispuesto en estos Estatutos.
5. La asistencia remota a la Junta por vía telemática y simultánea y la emisión del voto electrónico a distancia durante la celebración de la Junta podrán admitirse si así lo establece el Reglamento de la Junta General, sujeto a los requisitos allí previstos.
En tal supuesto, el Reglamento de la Junta General podrá atribuir al Consejo de Administración la facultad de determinar cuándo el estado de la técnica permite, con las adecuadas garantías, la asistencia remota a la Junta por vía telemática y simultánea y la emisión del voto electrónico a distancia durante la celebración de la reunión. Asimismo, el Reglamento de la Junta General podrá atribuir al Consejo de Administración la regulación, con respeto a la Ley, los Estatutos y el Reglamento de la Junta, de todos los aspectos procedimentales necesarios, incluyendo, entre otras cuestiones, la antelación mínima con la que se deberá realizar la conexión para considerar al accionista presente, el procedimiento y reglas aplicables para que los accionistas que asistan a distancia puedan ejercitar sus derechos, los requisitos de identificación exigibles para los asistentes a distancia y su influencia en el sistema de formación de la lista de asistentes.
Artículo 25.- Los acuerdos que se tomen en las Juntas generales serán válidos y, desde luego, ejecutivos y obligatorios para todos los accionistas a partir de la fecha de la aprobación del acta en que aquéllos se recojan, aprobación que se efectuará del modo y forma que prevenga la legislación vigente; todo ello sin perjuicio de los derechos y acciones que para su impugnación se reconozcan a las personas legitimadas al efecto por las disposiciones legales.

Las votaciones serán públicas y los acuerdos se adoptarán por mayoría del Capital con derecho a voto presente o representado en la Junta, salvo disposición legal o estatutaria en contrario.
Artículo 26.- Los accionistas gozarán de derecho de información en los términos previstos en la Ley. Los Administradores estarán obligados a facilitar, en la forma y dentro de los plazos previstos por la Ley, la información que, con arreglo a lo allí previsto, los accionistas soliciten, salvo en los casos en que resulte legalmente improcedente y, en particular, cuando, a juicio del Presidente, la publicidad de esa información perjudique los intereses sociales. Esta última excepción no procederá cuando la solicitud esté apoyada por accionistas que representen, al menos, la cuarta parte del Capital.
En el caso de Junta general ordinaria y en los demás casos establecidos por la Ley, el anuncio de convocatoria indicará lo que proceda respecto del derecho a examinar en el domicilio social y a obtener, de forma inmediata y gratuita, los documentos que han de ser sometidos a la aprobación de la Junta y, en su caso, el informe o informes determinados por la Ley.
Artículo 27.- El acta de la Junta podrá ser aprobada por la propia Junta a continuación de haberse celebrado ésta o, en su defecto y dentro del plazo de quince días, por el Presidente y dos Interventores, uno en representación de la mayoría y otro de la minoría.
Las actas, una vez aprobadas, se harán constar en el correspondiente libro y serán firmadas por el Secretario de la sesión, con el visto bueno de quien hubiera actuado en ella como Presidente.
El Consejo de Administración podrá requerir la presencia de Notario que levante Acta de la Junta y estará obligado a hacerlo siempre que con cinco días de antelación al previsto para la celebración de la Junta lo soliciten accionistas que representen, al menos, el uno por ciento del Capital. En ambos casos, el acta notarial tendrá la consideración de acta de la Junta.
La facultad de expedir las certificaciones de las actas y acuerdos de las Juntas corresponde al Secretario y, en su caso, al Vicesecretario, con el visto bueno del Presidente o, en su caso, del Vicepresidente.
Artículo 28.- La Junta general se halla facultada para adoptar toda clase de acuerdos referentes a la Sociedad, estándole reservadas, peculiarmente, las atribuciones siguientes:
I.
Aprobar un Reglamento de la Junta que, con sujeción a lo establecido en la Ley y en estos Estatutos, regule la convocatoria, preparación, información, concurrencia y desarrollo de la Junta General, así como el ejercicio de los derechos políticos con ocasión de su convocatoria y celebración.

II.
Nombrar y separar los Vocales del Consejo de Administración, así como ratificar o revocar los nombramientos provisionales de tales Vocales efectuados por el propio Consejo, y examinar y aprobar su gestión.

III.	Nombrar los Auditores de Cuentas.

IV.	Aprobar, en su caso, las cuentas anuales y resolver sobre la aplicación del resultado, así como aprobar, también en su caso, las cuentas anuales consolidadas.

V.	Acordar la emisión de obligaciones, el aumento o reducción de Capital, la transformación, fusión, escisión o disolución de la Sociedad y, en general, cualquier modificación de los Estatutos sociales.

VI.	Autorizar al Consejo de Administración para aumentar el Capital social, conforme a lo previsto en el artículo 153,1.b de la Ley de Sociedades Anónimas.

VII.	Otorgar al Consejo de Administración las facultades que para casos no previstos estime oportunas.

VIII.	Decidir sobre los asuntos que le sean sometidos por acuerdo del Consejo de Administración.

IX.
Decidir acerca de la aplicación de sistemas de retribución consistentes en la entrega de acciones o de derechos sobre ellas, así como de cualquier otro sistema de retribución que esté referenciado al valor de las acciones, con independencia de quién resulte ser beneficiario de tales sistemas de retribución.

X.	Acordar la filialización o aportación a sociedades dependientes de los activos operativos de la Sociedad convirtiendo a ésta en una pura holding.

XI.	Aprobar, en su caso, la adquisición o la enajenación de activos cuando, por su calidad y volumen, impliquen una modificación efectiva del objeto social.

XII.	Acordar las operaciones cuyo efecto sea equivalente a la liquidación de la Sociedad.
CAPITULO 2º
CONSEJO DE ADMINISTRACIÓN
Artículo 29.- Al Consejo de Administración le corresponde la gestión, administración y representación de la Sociedad en todos los actos comprendidos en el objeto social con las facultades que le atribuyen la Ley y los presentes Estatutos.
Artículo 30.- El Consejo de Administración se compondrá de catorce miembros como mínimo y veintidós como máximo, nombrados por la Junta general.
Los cargos se renovarán anualmente por quintas partes, siguiéndose para ello el turno determinado por la antigüedad en aquéllos, según la fecha y orden del respectivo nombramiento. Es decir, la duración del cargo de Consejero será de cinco años. Los Consejeros cesantes podrán ser reelegidos.
Todas las vacantes de Consejeros que por cualquier causa se produzcan durante el plazo para el que fueron nombrados podrán ser cubiertas con accionistas y de modo provisional por el Consejo de Administración, hasta que la Junta general, en la primera reunión que celebre, confirme aquel nombramiento o lo revoque. En el primer supuesto, el Consejero así designado cesará en la fecha en que lo habría hecho su antecesor.
Artículo 31.- Sujeto a las limitaciones legalmente establecidas, cualquier persona es elegible para el cargo de Consejero de la Sociedad, sin necesidad de que tenga la condición de accionista.
El cargo de Consejero es compatible con cualquier otro cargo o función en la Sociedad.
Artículo 32.- 1. Los Administradores responderán frente a la Sociedad, frente a los accionistas y frente a los acreedores sociales del daño que causen por actos u omisiones contrarios a la Ley o a los Estatutos o por los realizados incumpliendo los deberes inherentes al desempeño del cargo.
2. Responderán solidariamente todos los miembros del Consejo de Administración que realizó el acto o adoptó el acuerdo lesivo, menos los que prueben que, no habiendo intervenido en su adopción y ejecución, desconocían su existencia o, conociéndola, hicieron todo lo conveniente para evitar el daño o, al menos, se opusieron expresamente a aquél.
3. En ningún caso exonerará de responsabilidad la circunstancia de que el acto o acuerdo lesivo haya sido adoptado, autorizado o ratificado por la Junta general.
Artículo 33.- El Consejo de Administración designará de entre sus miembros un Presidente y, también, uno o varios Vicepresidentes, los cuales, en este último supuesto, serán correlativamente numerados. La designación de Presidente y de Vicepresidente o Vicepresidentes se hará por tiempo indefinido y, para el caso del Presidente, requerirá el voto favorable de las dos terceras partes de los componentes del Consejo.
A falta de Presidente y Vicepresidentes, desempeñará las funciones de aquél el Vocal a quien corresponda por orden de numeración, que el mismo Consejo acordará.

Artículo 34.- El Presidente del Consejo de Administración será considerado como superior jerárquico de la Sociedad, investido de las atribuciones necesarias para el ejercicio de esta autoridad, incumbiéndole, aparte de otras consignadas en estos Estatutos, las siguientes:

PRIMERA:	Velar porque se cumplan los Estatutos sociales en toda su integridad y se ejecute fielmente los acuerdos de la Junta general y del Consejo de Administración.

SEGUNDA:	Ejercer la alta inspección del Banco y de todos sus servicios.

TERCERA:	Despachar con el Consejero Delegado y con la Dirección General para informarse de la marcha de los negocios.
Artículo 35.- El Consejo de Administración se reunirá siempre que su Presidente así lo decida, bien por iniciativa propia o a petición de tres Administradores, por lo menos.
Podrá asistir a las reuniones del Consejo de Administración cualquiera persona invitada por el Presidente.
Artículo 36.- La convocatoria de las sesiones del Consejo se hará por el Secretario o, en su caso, el Vicesecretario, en cumplimiento de las órdenes que reciba del Presidente.
El Consejo de Administración celebrará sus sesiones en el lugar que se indique en la convocatoria. Podrá asimismo celebrarse el Consejo en varias salas o lugares conectados mediante videoconferencia o conexión telefónica múltiple, considerándose como asistentes a la sesión a todos los Consejeros que, presentes o por representación, participen en la videoconferencia o conexión telefónica. También podrá celebrarse el Consejo sin sesión y por escrito, si ningún Consejero se opone a ello.
Para que el Consejo quede válidamente constituido será necesaria la asistencia, presentes o representados, de más de la mitad de sus miembros. A tal fin, éstos podrán delegar para cada sesión y por escrito en cualquier otro Consejero para que les represente en aquélla a todos los efectos, pudiendo un mismo Consejero ostentar varias delegaciones.
Los acuerdos se adoptarán por mayoría absoluta de Consejeros concurrentes a la sesión, salvo que la Ley o estos Estatutos exijan una superior. El Reglamento del Consejo podrá incrementar para asuntos determinados la mayoría legal o estatutariamente establecida. El Presidente tendrá voto de calidad para decidir los empates.
El Consejo de Administración, con independencia de lo establecido en estos Estatutos respecto de la Comisión Ejecutiva, podrá delegar facultades en uno o varios de sus miembros, dándoles o no la denominación de Consejeros Delegados o cualquier otra que estime oportuna, con los requisitos y salvo las limitaciones establecidas por la Ley.
Los acuerdos que adopte el Consejo se consignarán en actas, extendidas en un libro especial, autorizadas por la firma del Presidente y Secretario, incumbiendo a éste o, en su defecto, al Vicesecretario, expedir, con el “visto bueno” del Presidente o, en su caso, del Vicepresidente, las certificaciones que se emitan con referencia a dicho libro.
La función de Secretario será ejercida por el Secretario General de la Sociedad, pudiendo ser sustituido por el Vicesecretario, sin que para desempeñar tales cargos se requiera la cualidad de Consejero, y siendo en su caso sustituidos por el Vocal que, entre los asistentes a la respectiva sesión, designe el propio Consejo, el cual también podrá decidir que tal sustituto accidental sea cualquier empleado de la Sociedad.
Estarán facultados permanentemente, de manera solidaria e indistinta, para elevar a documento público los acuerdos del Consejo de Administración, de la Comisión Ejecutiva, o de cualquiera otra que pudiera crearse, el Presidente; el o los Vicepresidentes; el o los Consejeros Delegados; y el Secretario de dichos Órganos colegiados, todo ello sin perjuicio de la autorización expresa de que trata el artículo 108 del Reglamento del Registro Mercantil.

Artículo 37.- Excepción hecha de las facultades que en los presentes Estatutos se confieren a la Junta general de accionistas, el Consejo de Administración tiene las más amplias atribuciones de gestión, administración y representación de la Sociedad. En su consecuencia, podrá adoptar toda clase de acuerdos y celebrar cuantos actos y contratos estime convenientes para el cumplimiento de los fines sociales, siempre con sujeción a la legalidad vigente.
Además, específicamente, le corresponderán las siguientes facultades:
I.
Formar y, en su caso, aprobar y modificar los reglamentos que fuesen necesarios para la aplicación de estos Estatutos y el régimen interior del Banco, salvo aquellos que sean competencia de la propia Junta general según lo previsto en la Ley o en estos Estatutos. En concreto, corresponde al Consejo la aprobación de su propio Reglamento, en el que podrán incluirse, en su caso, las reglas básicas de su organización y funcionamiento, así como las normas de conducta y actuación de sus integrantes, especificando, si el Consejo lo estima oportuno, reglas relativas al cese por edad, incompatibilidades adicionales a las previstas legalmente, el régimen de obligaciones del Consejero o cualesquiera otras cuestiones que se consideren convenientes.

II.	Resolver acerca de todas las proposiciones que hayan de formularse para subastar empréstitos, cobranzas y hacerse cargo de empresas.

III.	Acordar libremente la inversión de los fondos propios del Banco en la forma que se considere conveniente.

IV.	Acordar el establecimiento, la supresión o el traslado de Sucursales, Agencias, Servicios, Delegaciones y Oficinas de Representación del Banco, tanto en territorio nacional como en el extranjero.

V.	Determinar las condiciones generales y particulares de los descuentos, préstamos, depósitos, prestaciones de fianzas y avales y toda clase de operaciones, según las normas legales vigentes.

VI.	Decidir sobre la concesión de préstamos y sobre la apertura y cierre de cuentas corrientes de crédito, así como acerca de la admisión y devolución de toda clase de garantías.

VII.	Ordenar la suscripción, adquisición, compra, permuta, pignoración y venta de efectos públicos, acciones, obligaciones, bonos y cédulas.

VIII.	Adquirir, enajenar y dar y tomar en arrendamiento, mediante cualquiera de las modalidades permitidas por la Ley, toda clase de bienes muebles e inmuebles.

IX.	Construir edificios y locales para el Banco, hacer declaraciones de obra nueva, agrupaciones y segregaciones de fincas, ejercitar los derechos de tanteo y retracto.

X.	Constituir, modificar, aceptar y cancelar derechos personales y reales, sin limitación, incluso, por tanto, el de hipoteca, así como distribuir responsabilidades entre los inmuebles hipotecados.

XI.
Acordar, en las condiciones previstas en la Ley, pagos a cuenta del dividendo activo en razón de beneficios realmente obtenidos y a resultas de lo que en su día se acuerde sobre la fijación y pago de éste por la Junta general.

XII.
Formular las Cuentas anuales, el informe de gestión y la propuesta de aplicación del resultado, así como, en su caso, las cuentas y el informe de gestión consolidados, y proponer a la Junta general el nombramiento de los Auditores de Cuentas.

XIII.	Acordar la convocatoria de las Juntas generales ordinarias y extraordinarias de accionistas.

XIV.	Fijar los gastos de administración.

XV.
Admitir las dimisiones de los Consejeros, a reserva de dar cuenta de ellas a la Junta general de accionistas y de los acuerdos que ésta adopte en definitiva sobre la aceptación de la renuncia y provisión, en su caso, de la vacante producida, que podrá ser cubierta, interinamente, por nombramientos del mismo Consejo.

XVI.	Constituir toda clase de sociedades civiles y mercantiles.

XVII.	Conceder participaciones u opciones en operaciones financieras o industriales en curso o venideras, sin limitación de plazo.

XVIII.
Nombrar y separar, sin distinción de jerarquías y sin excepción alguna, a todos los jefes y empleados del Banco, señalando sus respectivas atribuciones, facultades, deberes, sueldos y obvenciones. En su consecuencia y al amparo de la presente facultad, el Consejo podrá designar uno o varios Directores Generales, así como el Secretario General y Vicesecretario de la Sociedad.

XIX.
Designar a las personas a las que encomiende la comparecencia ante los Tribunales de Justicia a los fines y a efectos de prestar confesión judicial en los procedimientos civiles, laborales, administrativos, contenciosos-administrativos o ante cualquier otra jurisdicción.

XX.
Otorgar poderes a favor de Procuradores u otras personas para que comparezcan en nombre del Banco ante cualquier autoridad nacional o extranjera, Juzgados y Tribunales de todas clases -incluso los de jurisdicciones especiales de cualquier naturaleza-, corporaciones de derecho público, sociedades y particulares, ejercitando las acciones, excepciones, reclamaciones y recursos de toda clase que le asistan, y representándole en los expedientes, juicios y procedimientos que al mismo interesen, con facultades de desistir, transigir, allanarse y percibir las cantidades que se determinen en sentencia firme o en su ejecución, así como ratificarse en toda clase de escritos, incluso aunque fuera preciso efectuarlo personalmente.

XXI.
Para el mejor y más rápido despacho de los asuntos podrá crear una Comisión Ejecutiva, atribuyendo y fijando a la misma sus facultades, obligaciones y funcionamiento. El Presidente del Consejo de Administración será siempre uno de los miembros de dicha Comisión Ejecutiva, la cual presidirá. Los restantes miembros de la misma serán elegidos o relevados por el Consejo de Administración entre sus componentes. Asimismo, podrá crear otras Comisiones de carácter técnico, fijando sus facultades, obligaciones y funcionamiento.

XXII.
Delegar, con arreglo a lo establecido en el artículo 36, todas o partes de las facultades que le son propias y que sean subrogables por su naturaleza en favor de la Comisión Ejecutiva, si ya existiera, o de uno o varios Consejeros Delegados.

Con independencia de estas delegaciones, podrá el Consejo de Administración conferir cuantas facultades o poderes crea convenientes, ya sean de carácter mancomunado o solidario, a otros Consejeros, accionistas, empleados del Banco o, incluso, a personas ajenas al mismo, otorgando a este efecto las correspondientes escrituras públicas.

XXIII.	Transigir sobre bienes y derechos, así como someter a la decisión de árbitros o de amigables componedores cuantas cuestiones y diferencias afecten a la Sociedad.

XXIV.	Resolver en los casos de duda sobre la interpretación de los presentes Estatutos y suplir omisiones.
La enumeración comprendida en el presente artículo no tiene carácter limitativo, pues serán facultades propias del Consejo de Administración todas las no reservadas específicamente en la Ley, en estos Estatutos o en el Reglamento de la Junta a la Junta general de accionistas.
Artículo 38.- El Consejo de Administración y la Comisión Ejecutiva del Banco percibirán por el desempeño de sus funciones, en concepto de participación conjunta en el beneficio de cada ejercicio, una cantidad equivalente al uno por ciento del importe de aquél, si bien el propio Consejo podrá acordar reducir dicho porcentaje de participación en los años en que así lo estime justificado. Igualmente, le incumbirá distribuir entre los partícipes el importe resultante en la forma y cuantía que acuerde anualmente respecto a cada uno de ellos.
A los fines de determinar la cantidad concreta a que asciende dicha participación, el porcentaje que se decida deberá aplicarse sobre el resultado del ejercicio.
En cualquier caso, para que esta participación del Consejo pueda ser detraída será necesario que se hallen cubiertas las atenciones prioritarias establecidas por la legislación en vigor.

Con independencia de lo anterior, los miembros del Consejo de Administración y de la Comisión Ejecutiva tendrán derecho a percibir dietas de asistencia, así como las remuneraciones que procedan por el desempeño en la propia Sociedad de otras funciones distintas a la de Consejero.
Previo acuerdo de la Junta General de accionistas en los términos legalmente establecidos, los Consejeros podrán también ser retribuidos mediante la entrega de acciones o de derechos de opción sobre las mismas o mediante cualquier otro sistema de remuneración que esté referenciado al valor de las acciones.
Artículo 39.- Una Comisión Ejecutiva, compuesta por cinco miembros, como mínimo, y doce miembros como máximo, todos ellos pertenecientes al Consejo de Administración, ejercerá, sin perjuicio de las funciones de supervisión y control de la gestión social propias de éste, las facultades que le delegue el propio Consejo, pudiendo aquélla, a su vez, conferir los poderes necesarios a tal efecto.
La Comisión Ejecutiva se reunirá cuantas veces sea convocada por su Presidente o Vicepresidente que le sustituya, pudiendo asistir a sus sesiones, para ser oída, cualquier persona, sea o no extraña a la sociedad, que sea convocada al efecto, por acuerdo de la propia Comisión o del Presidente de la misma, a los efectos que se determinen, en razón de la finalidad del asunto de que se trate.
Será Secretario de la Comisión la persona que designe el Consejo de Administración, sea o no Consejero, determinándose también por aquél la persona que deba sustituirle en caso de ausencia, enfermedad o imposibilidad, mientras dure la circunstancia impeditiva.
La Comisión Ejecutiva quedará válidamente constituida con la asistencia, presentes o representados, de, al menos, la mitad de sus miembros; y adoptará sus acuerdos por mayoría de los asistentes, presentes o representados, siendo de calidad el voto de su Presidente. Los miembros de la Comisión podrán delegar su representación en otro de ellos, pero ninguno podrá asumir más de dos representaciones, además de la propia.
Los acuerdos de la Comisión se llevarán en un libro de actas, que será firmado, para cada una de ellas, por el Presidente y el Secretario o, en su caso, por quienes hayan desempeñado estas funciones, en la sesión de que se trate, en virtud de disposición de estos Estatutos.
Artículo 40.- En el seno del Consejo de Administración se constituirá una Comisión de Auditoría y Cumplimiento. Esta Comisión de Auditoría y Cumplimiento estará formada por un mínimo de tres y un máximo de siete Consejeros nombrados por el Consejo de Administración. La mayoría de los integrantes de la Comisión de Auditoría y Cumplimiento deben ser Consejeros no ejecutivos, entendiéndose como tales los administradores que no desempeñen responsabilidades de gestión dentro de la Sociedad o del Grupo y limiten su actividad a las funciones de supervisión y decisión colegiada propias de los Consejeros.
El Presidente de la Comisión de Auditoría y Cumplimiento será elegido por el Consejo de Administración de entre los Consejeros no ejecutivos a los que se refiere el párrafo anterior y deberá ser sustituido cada cuatro años, pudiendo ser reelegido una vez transcurrido el plazo de un año desde su cese. La Comisión de Auditoría y Cumplimiento contará asimismo con un Secretario, cargo que ostentará el Secretario General de la Sociedad, el cual, si no es Consejero, tendrá voz, pero no voto, en la Comisión de Auditoría y Cumplimiento.
Las competencias de la Comisión de Auditoría y Cumplimiento serán, como mínimo:
I.	Informar, a través de su Presidente y/o su Secretario, en la Junta general de accionistas sobre las cuestiones que en ella planteen los accionistas en materias de su competencia.

II.	Proponer al Consejo de Administración, para su sometimiento a la Junta general, la designación del Auditor de Cuentas al que se refiere el artículo 204 de la Ley de Sociedades Anónimas.

III.	Supervisar los servicios de auditoría interna.

IV.	Conocer el proceso de información financiera y de los sistemas internos de control.

V.
Mantener las relaciones con el Auditor de Cuentas para recibir información sobre aquellas cuestiones que puedan poner en riesgo la independencia de éste, y cualesquiera otras relacionadas con el proceso de desarrollo de la auditoría de cuentas, así como mantener con el Auditor de Cuentas aquellas otras comunicaciones previstas en la legislación de auditoría de cuentas y en las normas técnicas de auditoría.

La Comisión de Auditoría y Cumplimiento se reunirá cuantas veces sea convocada por acuerdo de la propia Comisión o de su Presidente y, al menos, cuatro veces al año, estando obligado a asistir a sus reuniones y a prestarle su colaboración y acceso a la información de que disponga cualquier miembro del equipo directivo o del personal de la Sociedad que sea requerido a tal fin, y pudiendo requerir también la asistencia del Auditor de Cuentas. Una de sus reuniones estará destinada necesariamente a evaluar la eficiencia y el cumplimiento de las reglas y procedimientos de gobierno de la Sociedad y a preparar la información que el Consejo ha de aprobar e incluir dentro de la documentación pública anual.
La Comisión de Auditoría y Cumplimiento quedará válidamente constituida con la asistencia, presentes o representados, de, al menos, la mitad de sus miembros; y adoptará sus acuerdos por mayoría de los asistentes, presentes o representados, siendo de calidad el voto de su Presidente. Los miembros de la Comisión podrán delegar su representación en otro de ellos, pero ninguno podrá asumir más de dos representaciones, además de la propia. Los acuerdos de la Comisión de Auditoría y Cumplimiento se llevarán en un libro de actas, que será firmado, para cada una de ellas, por el Presidente y el Secretario.
A través de su Presidente, la Comisión de Auditoría y Cumplimiento informará al Consejo de Administración, al menos, dos veces al año.
La Comisión de Auditoría y Cumplimiento podrá asimismo recabar asesoramientos externos.
El Consejo de Administración es competente para desarrollar, ampliar y completar las reglas relativas a la composición, funcionamiento y competencias de la Comisión de Auditoría y Cumplimiento en todo lo no especificado en estos Estatutos, respetando lo previsto en éstos y en la Ley.
Título V
EJERCICIO SOCIAL Y CUENTAS ANUALES
Artículo 41.- El ejercicio social corresponderá al año natural, comenzando el primero de enero y terminando en treinta y uno de diciembre.
En el plazo máximo de tres meses, contados a partir del cierre de cada Ejercicio social, el Consejo deberá formular las cuentas anuales, que incluyen el Balance, la Cuenta de Pérdidas y Ganancias y la Memoria, el informe de gestión y la propuesta de aplicación del resultado, así como, en su caso, las cuentas y el informe de gestión consolidados.
Estos documentos serán sometidos a la revisión de Auditores de Cuentas.
Título VI
RESULTADOS Y SU APLICACIÓN
Artículo 42.- Los productos anuales tendrán como aplicación primordial cubrir los gastos generales, amortizaciones de todo género, saneamiento prudencial de créditos dudosos, intereses y cualquier otro concepto que venga a disminuir el activo social.
El remanente de beneficios que resulte una vez efectuadas las aplicaciones a que se refiere el párrafo precedente y la deducción de la cantidad necesaria para atender los correspondientes impuestos, constituye el resultado del ejercicio, que se distribuirá en la forma siguiente:
1º) La suma necesaria para dotar las Reservas obligatorias en la cuantía legalmente exigible.
2º) El importe que el Consejo estime conveniente destinar a la dotación de Reservas Voluntarias y Fondos de Previsión.
3º) Después de separada la cantidad que deba pasar a cuenta nueva, si el Consejo estima aconsejable llevar alguna, el remanente se repartirá entre las acciones con las limitaciones que la Ley imponga. Las acciones sin voto tendrán el régimen de retribución previsto para ellas en la Ley de Sociedades Anónimas y percibirán un dividendo anual mínimo del 5 (cinco) por ciento del Capital desembolsado por cada una de dichas acciones.

Artículo 43.- La Junta general acordará la cuantía, momento y forma de pago de los dividendos, que se distribuirán a los accionistas en proporción al Capital que hayan desembolsado.
La Junta general y el Consejo de Administración podrán acordar la distribución de cantidades a cuenta de dividendos, con las limitaciones y cumpliendo con los requisitos establecidos por la Ley.
Título VII
DISOLUCIÓN Y LIQUIDACIÓN DEL BANCO
Artículo 44.- La Sociedad se disolverá en los casos y con los requisitos que establece la vigente Ley de Sociedades Anónimas y demás disposiciones legales concordantes y complementarias. Una vez disuelta la Sociedad y salvo en los supuestos de fusión, escisión total o cualquier otro de cesión global del Activo y el Pasivo, se observarán las reglas de liquidación previstas en la misma Ley de Sociedades Anónimas y demás preceptos que sean aplicables.
Título VIII
DISPOSICIONES GENERALES
Artículo 45.- Los accionistas, al igual que la Sociedad, con renuncia de su fuero propio, quedan expresa y terminantemente sometidos al fuero judicial del domicilio del Banco.
Artículo 46.- Sin perjuicio de lo establecido en estos Estatutos respecto de la delegación de voto, el voto a distancia y la asistencia telemática simultánea a la Junta, los actos de comunicación e información, preceptivos o voluntarios, entre la Sociedad, los accionistas y los administradores, cualquiera que sea el emisor y el destinatario de los mismos, se podrán realizar por medios electrónicos y telemáticos, salvo en los casos expresamente exceptuados por la ley y respetando, en todo caso, las garantías de seguridad y los derechos de los accionistas, a cuyo fin el Consejo de Administración podrá establecer los mecanismos técnicos y procedimientos oportunos, a los que dará publicidad a través de la página web.
Artículo 47.- Los presentes Estatutos sólo podrán modificarse en Junta general, en los términos legal y estatutariamente previstos.